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                                                                   EXHIBIT 99(a)

                                 BEARINGS, INC.

                           DEFERRED COMPENSATION PLAN
                           FOR NON-EMPLOYEE DIRECTORS
                            (EFFECTIVE JULY 19, 1991)


                                   ARTICLE I

                              PURPOSE OF THE PLAN

        The purpose of the Bearings, Inc. (the "Company") Deferred Compensation Plan for Non-Employee Directors is to provide any Non-Employee Director of the Company the option to defer receipt of the compensation payable to him or her for services as a Director and to help build loyalty to the Company through increased investment in Company stock.


                                   ARTICLE II

                                  DEFINITIONS

        As used herein, the following words shall have the meaning stated after them unless otherwise specifically provided:

        2.1. "CHANGE OF CONTROL" shall mean the occurrence of either of the following events:

           (1) If any "Person" (as such term is used in Sections 13(d)(3) and 14
(d) (2) of the Exchange Act) becomes the "beneficial owner" (as such term is used in Rule 13d-3 under the Exchange Act) of securities of the Company representing 40 percent or more of the combined voting power of the Company's then outstanding securities and exercises, or indicates intent to exercise, such voting power on any issue contrary to the recommendations of management;
or

           (2) When individuals who, at the beginning of any two-year period, constitute the Board of Directors of the Company cease for any reason to constitute at least three-fourths thereof unless the election, or the nomination for election by the Company's shareholders, of each new director was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of such period.

        2.2. "Committee" shall mean the Committee described in Section 7.1 hereof.

        2.3.   "Company" shall mean Bearings, Inc.

        2.4.   "Director" shall mean any non-employee director of the Company.



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        2.5.   "Fiscal year" shall mean the fiscal year of the Company,
currently the twelve month period July 1 through June 30.

        2.6. "Trust Agreement" shall mean the Trust Agreement dated as of August 30, 1991 entered into between the Company and the Trustee in connection with the Plan.

        2.7. "Trustee" shall mean Society National Bank, any corporate successor to a majority of its trust business, or any successor Trustee hereunder.


                                  ARTICLE III

                             ELECTIONS BY DIRECTORS

        3.1. ELECTION TO DEFER. No later than January 1 of any year, a Director may elect to defer receipt of the compensation payable to him or her for future services as a Director commencing July 1 of that Fiscal Year. If a Director becomes a Director after the beginning of any Fiscal Year, the Director may elect to defer receipt of the compensation payable to him or her for future services as a Director. Such election must be made within thirty days after he or she becomes a Director and shall be made on an election form specified by the Committee ("Election Form"). Such election shall indicate the portion of the Director's compensation to be invested in a money market fund and the portion of such compensation to be invested in Company stock. Notwithstanding the foregoing, from the effective date of the Plan until December 31, 1991, a Director may elect, prior to the date on which he or she becomes entitled to such compensation, to defer receipt of compensation payable to him or her for future services.

        3.2 EFFECTIVENESS OF ELECTIONS. Elections shall be effective and irrevocable upon the delivery of an Election Form to the Committee. Notwithstanding anything to the contrary set forth herein, the effective date of any transaction in which amounts deferred hereunder are invested in Company stock shall be not less than six months after the date of such election. Subject to the provisions of Article V, amounts deferred pursuant to such elections shall be distributed at the time and in the manner set forth in such election.

        3.3. AMENDMENT AND TERMINATION OF ELECTIONS. A Director may terminate or amend his or her election to defer receipt of compensation with respect to subsequent Fiscal Years in a written notice delivered to the Committee prior to the commencement of the Fiscal Year with respect to which such compensation will be earned. Amendments which serve only to change the beneficiary designation shall be permitted at any time and as often as necessary. Amounts credited to a Director's account pursuant to Section 4.2 hereof prior to the effective date of any termination or amendment shall not be affected thereby



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and shall be paid at the time and in the manner specified in the election form in effect when the deferral occurred.



                                   ARTICLE IV

                            ACCOUNTS AND INVESTMENTS

        4.1. CONTRIBUTIONS. The Company shall transfer to the Trustee the cash or securities provided for herein. If the Director elects to have deferred compensation invested in a money market fund, the Company shall transfer an amount equal to one hundred percent (100%) of the compensation deferred pursuant to this Plan to the Trustee. In the event that a Director elects to have some or all of his or her compensation invested in Company stock, then the Company shall transfer to the Trustee either in cash or Company stock an amount equal to one hundred twenty five percent (125%) of such amounts. Such transfer shall be made in the case of cash contributions within thirty days after such deferred amounts would otherwise have been paid to the Director and in the case of contributions in Common Stock on a date that is the later of the date such deferred amounts would otherwise have been paid to the Director or six months after the date of the election referred to in Section
3.2 hereof. Company stock transferred to the Trustee shall be valued at its Fair Market Value. As used herein, the Fair Market Value of Company stock shall be the average of the high and low prices of the Company's Common Stock as reported on the composite tape for securities listed on the New York Stock Exchange for the date immediately preceding the date of transfer, provided that if no sales of Common Stock were made on said exchange on that date, the average of the high and low prices of Common Stock as reported on said composite tape for the preceding day on which sales of Common Stock were made on said Exchange.

        4.2. ESTABLISHMENT OF ACCOUNTS. The Trustee shall establish a separate "Deferred Compensation Account" for each Director who defers compensation pursuant to the Plan.

        4.3. ADJUSTMENT OF ACCOUNTS. As of June 30 of each Fiscal Year and on such other dates as the Committee directs, the fair market value of the assets of the Trust allocated to each Deferred Compensation Account shall be determined by the Trustee.

        4.4. INVESTMENT OF ASSETS. The assets of the Trust Fund shall be held by the Trustee in the name of the Trust. As cash or securities are received by the Trustee, it shall hold and invest the funds pursuant to the Trust Agreement.


                                   ARTICLE V

                             PAYMENT OF ACCOUNTS

        5.1. TIME OF PAYMENT. Distribution of a Director's account shall commence upon a date which is not more than thirty days after the earlier of (i) the Director's termination as a director due to resignation, retirement, death or otherwise, <ii) the Director's attainment of the age specified (not younger than age 55) in his Election Form, or (iii) upon a Change of Control.


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        5.2. METHOD OF DISTRIBUTION.  Each deferred Compensation Account shall be distributed to the Director either in a lump sum or in equal annual installments over a period of not more than ten years as specified in each Director's Election Form. Deferred Compensation Accounts shall be distributed in kind.

        5.3. HARDSHIP DISTRIBUTION. Prior to the time a Director's account becomes payable, the Committee, in its sole discretion, may elect to distribute all or a portion of the Director's account in the event such Director requests a distribution on account of severe financial hardship. For purposes of this Plan, severe financial hardship shall be deemed to exist in the event the Committee determines that a Director needs a distribution to meet immediate and heavy financial needs resulting from a sudden or unexpected illness or accident of the Director or a member of his or her family, loss of the Director's property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Director. A distribution based on financial hardship shall not exceed the amount required to meet the immediate financial need created by the hardship.

        5.4. DESIGNATION OF BENEFICIARY. Upon the death of a Director, his or her account shall be paid to the beneficiary or beneficiaries designated by him or her. If there is no designated beneficiary, or no designated beneficiary surviving at a Director's death, payment of a Director's account shall be made to his or her estate. Beneficiary designations shall be made in writing. A Director may designate a new beneficiary or beneficiaries at any time by notifying the Committee.

        5.5. TAXES. In the event any taxes are required by law to be withheld or paid from any payments made pursuant to the Plan, the Trustee shall deduct such amounts from such payments and shall transmit the withheld amounts to the appropriate taxing authority.

                                   ARTICLE VI

                            CREDITORS AND INSOLVENCY

        6.1. CLAIMS OF THE COMPANY'S CREDITORS. All assets held in trust pursuant to the provisions of this Plan, and any payment to be made by the Trustee pursuant to the terms and conditions of the Trust, shall be subject to the claims of general creditors of the Company, including judgment creditors and bankruptcy creditors. The rights of a Director or his or her beneficiaries to any assets of the Trust Fund shall be no greater than the rights of an unsecured creditor of the Company.

        6.2. NOTIFICATION OF INSOLVENCY. In the event the Company becomes insolvent, the Board of Directors of the Company and the Chief Executive Officer of the Company shall immediately notify the Trustee of that fact. The Trustee shall not make any payments from the Trust Fund to any Director or any beneficiary under the Plan after such notification is received or at any time after the Trustee has knowledge of such insolvency. Under any such circumstance, the Trustee shall deliver to satisfy the claims of the Company's creditors any property held in the Trust Fund only as a court of competent jurisdiction may direct. For purposes of this Plan, the Company shall be deemed to be insolvent

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if the Company is subject to a pending voluntary or involuntary proceeding as a debtor under the United States Bankruptcy Code, as amended, or is unable to pay its debts as they mature.


                                  ARTICLE VII

                                 ADMINISTRATION

        7.1. APPOINTMENT OF COMMITTEE. The Board of Directors of the Company shall appoint a Committee consisting of not less than three persons to administer the Plan. Members of the Committee shall hold office at the pleasure of the Board of Directors and may be dismissed at any time with or without cause. Such persons serving on the Committee need not be members of the Board of Directors of the Company.

        7.2. POWERS OF THE COMMITTEE. The Committee shall administer the Plan and resolve all questions of interpretation arising under the Plan with the help of legal counsel, if necessary. Whenever directions, designations, applications, requests or other notices are to be given by a Director under the Plan, they shall be filed with the Committee. The Committee shall have no discretion with respect to Plan contributions or distributions but shall act in an administrative capacity only.


                                  ARTICLE VIII

                                 MISCELLANEOUS

        8.1. TERM OF PLAN. The Company reserves the right to amend or terminate the Plan at any time; provided, however, that no amendment or termination shall affect the rights of Directors to amounts previously credited to their accounts pursuant to Section 4.2. The Trust shall remain in effect until such time as the entire corpus of the Trust Fund has been distributed pursuant to the terms of the Plan.

        8.2. ASSIGNMENT. No right or interest of any Director (or any person claiming through or under such Director) in any benefit or payment herefrom other than the surviving spouse of such Director after he or she is deceased, shall be assignable or transferable in any manner or be subject to alienation, anticipation, sale, pledge, encumbrance or other legal process or in any manner be liable for or subject to the debts or liabilities of such Director. If any Director or any such person (other than the surviving spouse of such Director after he or she is deceased) shall attempt to or shall transfer, assign, alienate, anticipate, sell, pledge or otherwise encumber his or her benefits hereunder or any part thereof, or if by reason of his or her bankruptcy or other event happening at any time such benefits would devolve upon anyone else or would not be enjoyed by him or her, then the Committee, in its discretion, may terminate his or her interest in any such benefit to the extent the Committee considers necessary or advisable to prevent or limit the effects of such occurrence. Termination shall be effected by filing a written "termination declaration" with the Committee records and making reasonable efforts to deliver a copy to such Director or his or her legal representative.



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        As long as any Director is alive, any benefits affected by the termination shall be retained by the Trust and, in the Committee's sole and absolute judgment, may be paid to or expended for the benefit of such Director, his or her spouse, his or her children or any other person or persons in fact dependent upon him or her in such a manner as the Committee shall deem proper. Upon the death of any Director, all benefits withheld from him or her and not paid to others in accordance with the preceding sentence shall be distributed to such Director's estate or to his or her creditors and if such Director shall have descendants, including adopted children, then living, distribution shall be made to such Director's then living descendants, including adopted children, per stirpes.

        In addition, a Director or beneficiary shall have no rights against or security interest in the assets of the Trust Fund and shall have only the Company's unsecured promise to pay benefits. All assets of the Trust Fund shall remain subject to the claims of the Company's general creditors.

        8.3.  TAXES.   This Plan is intended to be treated as an unfunded
deferred compensation Plan under the Internal Revenue Code. It is the intention of the Company that the amounts deferred pursuant to this Plan shall not be included in the gross income of the Directors or their beneficiaries until such time as the deferred amounts are distributed from the Plan. If, at any time, it is determined that amounts deferred pursuant to the Plan are currently taxable to the Directors or their beneficiaries, the Trust shall terminate and any amounts held in the Trust fund shall be distributed immediately to the Directors or their beneficiaries.

        8.4. EFFECTIVE DATE OF PLAN. The Plan shall be effective as of July 19, 1991, subject to approval by the shareholders of the Company. Any contributions made prior to such shareholder approval shall be contingent on such approval.





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